Exhibit 99.1

Sorrento Awarded up to $2.6 Million from the National Institutes of Health (NIH) for the Development of New Anti-bacterial Bispecific Antibodies and Antibody Formulated Drug Conjugates

San Diego, CA – July 1, 2014 – Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), a late-stage clinical oncology company developing new treatments for cancer and its associated pain, today announced that it has received two NIH small business grants which will fund the development of bispecific antibodies for two of its anti-bacterial immunotherapies. Sorrento’s highly diverse, fully human G-MAB® library and proprietary antibody conjugation technology platforms have broad applications beyond oncology, including other therapeutic areas such as anti-infectives and auto-immune diseases.

Sorrento was awarded a Phase 2 Small Business Technology Transfer Research (STTR) grant from the National Institute of Allergy and Infectious Diseases (NIAID), a division of the NIH, which will support the advanced preclinical development of human bispecific antibody therapeutics to prevent and treat Staphylococcus aureus (S. aureus or Staph) infections, including methicillin-resistant S. aureus (MRSA). Sorrento’s anti-MRSA program specifically targets auto-inducing peptides (AIPs) central to the quorum sensing system of S. aureus that controls toxin production. Neutralizing these AIPs has been shown to disrupt bacterial communication (quorum quenching) and to mitigate Staph infections. The academic partner for this STTR grant is Dr. Jovanka Voyich at Montana State University, a well-known expert in Staph infection models. The funds available under this grant are approximately $1 million per year for up to 2 years. In 2010, Sorrento obtained an exclusive license from The Scripps Research Institute (TSRI) to the quorum quenching technology, the scientific foundation for this program.

In addition, Sorrento was awarded a Phase 1 STTR grant entitled “Anti-Pseudomonas Immunotherapy and Targeted Drug Delivery” from NIAID. This grant will support the preclinical development of novel anti-Pseudomonas aeruginosa mAb immunotherapy or an antibody-mediated targeted antibiotic delivery vehicle. Each modality may be an effective and safe stand-alone therapy and/or a component of a “cocktail” therapeutic option for prevention and treatment of P. aeruginosa infections. The academic partner for this STTR grant is Dr. Daniel Wozniak at The Ohio State University, an eminent expert in Pseudomonas infection models. The funds available under this grant are approximately $300,000 per year for up to 2 years.

“While Sorrento’s main focus is bringing the clinical stage oncology asset Cynviloq™ and resiniferatoxin (RTX) into the market as quickly as possible, non-dilutive funding from the NIH allows us to explore innovative therapies for unmet medical needs such as multiple drug resistant bacterial infections. The Sorrento research and development team, led by Dr. Gunnar Kaufmann, has done tremendous work in identifying and characterizing fully human anti-infective antibodies and developing cutting-edge technologies like our bispecific antibody platforms and the “antibody formulated drug conjugate” (AfDC) technology. We are very grateful for the NIAID’s continued support of Sorrento’s anti-infective programs. Together with our academic collaborators Dr. Voyich and Dr. Wozniak, we will develop much needed anti-bacterial therapies against drug-resistant Gram-negative and Gram-positive pathogens,” said Henry Ji, Ph.D., President and CEO of Sorrento.

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation paclitaxel, commenced its registrational trial in March 2014 and is being developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing RTX, a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the National Institutes of Health to treat terminal cancer patients suffering from intractable pain. The Company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated antibody drug conjugate (ADC) platform that includes proprietary conjugation chemistries, linkers, and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bispecific therapeutic antibodies, and ADCs.

More information is available at www.sorrentotherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about commencing its Cynviloq registrational trial; and the advances made in developing human monoclonal antibodies, if any; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Acknowledgement of NIH Support

The projects described above are supported by Award Number 4R42AI098182-03 and 1R41AI114252-01 from the NIAID. The content herein is solely the responsibility of the authors and does not necessarily represent the official views of the NIAID or the NIH.

Contact:

Mr. Amar Singh

EVP and Chief Business Officer

Sorrento Therapeutics

asingh@sorrentotherapeutics.com

T: 858-210-3719